EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2011 FIRST-QUARTER RESULTS

Company reports GAAP net income and EPS of $2.8 million and $0.11, respectively

Des Plaines, IL, May 4, 2011—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported first-quarter 2011 results. Net income in the first quarter of 2011 was $2.8 million, or $0.11 per diluted share, versus $2.5 million, or $0.10 per diluted share, in the first quarter of 2010.

On a non-GAAP basis, adjusting for financial impacts relating to foreign currency exposure and certain expenses as further detailed in this earnings release, Adjusted net income was $4.2 million, or $0.16 per diluted share, in the first quarter of 2011 compared to $4.5 million, or $0.17 per diluted share, during the prior-year comparable period.

President and Chief Executive Officer David A. Schawk, commented, “Our first quarter 2011 revenue reflected typical first-quarter softness relative to other quarters of the year coupled with continued cautionary spending by our consumer packaged goods clients reflecting their concern over elevated commodity prices. During this period of continued economic uncertainty, we continue to focus on managing our costs effectively and positioning our company for future growth, particularly in developing and emerging regions. In fact, we recently have seen success with certain of our CPG clients as they expand further into these global markets. Furthermore, we remain focused on expanding our diverse service offering across our client base and driving operational excellence throughout our organization.”

Consolidated Results for First Quarter Ended March 31, 2011
Consolidated net sales in the first quarter of 2011 were $107.2 million compared to $111.7 million in the same period of 2010, a decrease of approximately $4.5 million, or 4.0 percent. The quarter-over-quarter sales decline was partially offset by $1.4 million of foreign currency translation gains, as the U.S. dollar declined in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales in the first quarter of 2011 were $82.3 million, or 76.8 percent of total sales, compared to $84.4 million in the same period of 2010, a decrease of 2.5 percent. The decrease over the prior-year quarter was primarily driven by decreased

-more-

Schawk Announces First-Quarter 2011 Results

product and brand activity by the Company’s CPG clients. Advertising and retail accounts sales of $18.5 million, or 17.3 percent of total sales, in the first quarter of 2011 decreased 11.2 percent, from $20.8 million in the prior-year period. Included in the decline in Advertising and retail accounts sales is a $1.9 million decline in revenue related to the previously disclosed loss of a non-core, retail client during the third quarter of 2010. Entertainment accounts sales for the first quarter of 2011 of $6.4 million, or 6.0 percent of total sales, were essentially comparable to the $6.5 million reported in the same period of 2010.

Gross profit was $38.8 million in the first quarter of 2011, a decrease of $3.1 million from the first quarter of 2010. First-quarter 2011 gross profit as a percentage of sales decreased to 36.1 percent from 37.5 percent in the 2010 first-quarter period. The decline in gross profit percent was largely driven by the reduced operating leverage resulting from the lower period-over-period revenue.

Selling, general and administrative (SG&A) expenses declined approximately $1.5 million to $31.0 million in the first quarter of 2011 from $32.5 million in the first quarter of 2010, principally due to the sublease of certain vacant properties in Europe.

During the first quarter of 2011, the Company reported business and systems integration expenses of $1.2 million compared to $0.1 million in the prior-year comparable period. As previously disclosed, these expenses relate to the Company’s information technology and business process improvement initiative.

The Company recorded a $0.5 million loss on foreign exchange exposures in the first quarter of 2011 compared to a loss of $1.8 million in the comparable prior-year period. The Company’s foreign exchange gains or losses are largely driven by unhedged currency exposure from intercompany debt obligations of the Company’s non-U.S. subsidiaries. Since foreign currency gains or losses primarily relate to intercompany financing activity, the economic impact to the Company is minimal, as these gains or losses are mostly offset by corresponding losses or gains in accumulated comprehensive income, net, included in stockholders’ equity.

There were no expenses related to the impairment of long-lived assets during the first quarter of 2011 compared to $0.7 million in the first quarter of 2010. During the first quarter of 2010, certain equipment sustained water damage and was rendered inoperable at one of the Company’s facilities.

Acquisition integration and restructuring expenses increased from $0.2 million in the first quarter of 2010 to $0.4 million in the first quarter of 2011. The charges in the 2011 first quarter arose from the Company’s continued focus on consolidating, reducing and re-aligning the Company’s work force and operations and are for employee terminations and other associated costs. These actions are expected to result in annualized savings of approximately $1.3 million, with approximately $1.0 million to be realized during 2011.

The Company reported operating income of $5.5 million in the 2011 first quarter compared to $6.5 million in the first quarter of 2010. The decrease in operating income compared to the prior-year period was primarily the result of the decrease in gross margin driven by lower revenue coupled with increased business and systems integration expenses, mitigated somewhat by the

-more-

Schawk Announces First-Quarter 2011 Results

Company’s previously-discussed cost reduction efforts, lower foreign exchange losses and reduced expenses related to the impairment of long-lived assets.

Net income in the first quarter of 2011 was $2.8 million, or $0.11 per diluted share, compared to $2.5 million, or $0.10 per diluted share, in the first quarter of 2010. Excluding the after-tax effects of certain expenses detailed within the non-GAAP tables at the end of this press release, first-quarter 2011 Adjusted net income was $4.2 million, or $0.16 per diluted share, compared to $4.5 million, or $0.17 per diluted share, on a comparable basis for the prior-year period.

Adjusted EBITDA and Management Adjusted EBITDA Performance
Adjusted EBITDA for the first quarter of 2011 was $10.4 million compared to $12.2 million for the first quarter of 2010. Management adjusted EBITDA for the first quarter of 2011 was $12.5 million compared to $14.3 million for the first quarter of 2010. Please refer to the “Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its first-quarter 2011 earnings conference call on Thursday, May 5, 2011, at 9:00 a.m. Central time. To participate in the conference call, please dial 866-543-6403 or 617-213-8896 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=3991918. If you are unavailable to participate on the live call, a replay will be available through May 12 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 69938243, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=3991918.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 18 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Adjusted EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than

-more-

Schawk Announces First-Quarter 2011 Results

expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent annual Form 10-K filing with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

-more-

Schawk Announces First-Quarter 2011 Results

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Net sales	$107,234	$111,708	$(4,474)	(4.0)%
Cost of sales	68,482	69,833	(1,351)	(1.9)%
Gross profit	38,752	41,875	(3,123)	(7.5)%

Selling, general and administrative expenses	31,032	32,524	(1,492)	(4.6)%
Business and systems integration expenses	1,239	110	1,129	nm
Foreign exchange loss	501	1,817	(1,316)	(72.4)%
Acquisition integration and restructuring expenses	431	219	212	96.8%
Impairment of long-lived assets	--	680	(680)	nm
Operating income	5,549	6,525	(976)	(15.0)%

Other income (expense)
Interest income	18	8	10	nm
Interest expense	(1,287)	(1,988)	701	(35.3)%

Income before income taxes	4,280	4,545	(265)	(5.8)%
Income tax provision	1,491	2,025	(534)	(26.4)%

Net income	$2,789	$2,520	$269	10.7%

Earnings per share:
Basic	$0.11	$0.10	$0.01
Diluted	$0.11	$0.10	$0.01

Weighted average number of common and common equivalent shares outstanding:
Basic	25,817	25,183
Diluted	26,246	25,557

nm = not meaningful

-more-

Schawk Announces First-Quarter 2011 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)
	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,106	$36,889
Trade accounts receivable, less allowance for doubtful accounts of $1,685 at March 31, 2011 and $1,525 at December 31, 2010	86,148	95,207
Inventories	20,207	18,250
Prepaid expenses and other current assets	9,707	9,356
Income tax receivable	4,711	2,943
Deferred income taxes	488	347
Total current assets	132,367	162,992

Property and equipment, net	48,821	48,684
Goodwill, net	194,587	193,626
Other intangible assets, net:
Customer relationships	35,965	36,461
Other	698	817
Deferred income taxes	1,048	868
Other assets	6,181	6,411

Total assets	$419,667	$449,859

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,790	$21,930
Accrued expenses	59,467	64,007
Deferred income taxes	3,260	3,260
Income taxes	576	1,038
Current portion of long-term debt	21,300	29,587
Total current liabilities	100,393	119,822

Long-term liabilities:
Long-term debt	24,303	37,080
Deferred income taxes	9,242	9,135
Other long-term liabilities	17,245	19,696
Total long-term liabilities	50,790	65,911

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,643,442 and 30,506,252 shares issued at March 31, 2011 and December 31, 2010, respectively, 25,899,191 and 25,761,334 shares outstanding at March 31, 2011 and December 31, 2010, respectively	225	224
Additional paid-in capital	201,158	200,205
Retained earnings	113,975	113,258
Accumulated comprehensive income, net	13,921	11,247
Treasury stock, at cost, 4,744,251 and 4,744,918 shares of common stock at March 31, 2011 and December 31, 2010, respectively	(60,795)	(60,808)
Total stockholders’ equity	268,484	264,126

Total liabilities and stockholders’ equity	$419,667	$449,859

-more-

Schawk Announces First-Quarter 2011 Results

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Sales to external clients:
North America	$92,385	$96,318	$(3,933)	(4.1)%
Europe	17,592	17,374	218	1.3%
Asia Pacific	6,653	6,822	(169)	(2.5)%
Intercompany sales elimination	(9,396)	(8,806)	(590)	6.7%

Sales to external clients	$107,234	$111,708	$(4,474)	(4.0)%

Operating segment income (loss):
North America	$12,086	$14,024	$(1,938)	(13.8)%
Europe	2,121	548	1,573	nm
Asia Pacific	30	879	(849)	(96.6)%
Corporate	(8,688)	(8,926)	238	2.7%

Operating segment income	$5,549	$6,525	$(976)	(15.0)%

-more-

Schawk Announces First-Quarter 2011 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended March 31,
	2011	2010

Income before income taxes - GAAP	$4,280	$4,545
Adjustments:
Acquisition integration and restructuring expenses	431	219
Business and systems integration expenses	1,239	110
Impairment of long-lived assets	--	680
Foreign currency loss	501	1,817
Adjusted income before income tax - non GAAP	6,451	7,371
Adjusted income tax provision – non GAAP	2,211	2,904

Adjusted net income – non GAAP	$4,240	$4,467

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,246	25,557

Earnings per diluted share - GAAP	$0.11	$0.10
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.01	0.01
Business and systems integration expenses	0.03	--
Impairment of long-lived assets	--	0.01
Foreign currency loss	0.01	0.05

Adjusted earnings per diluted share – non GAAP	$0.16	$0.17

Income tax provision - GAAP	$1,491	$2,025
Adjustments: (1)
Acquisition integration and restructuring expenses	101	81
Business and systems integration expenses	492	44
Impairment of long-lived assets	--	270
Foreign currency loss	127	484

Adjusted income tax provision – non GAAP	$2,211	$2,904

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

-more-

Schawk Announces First-Quarter 2011 Results

Schawk, Inc.
Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net income - GAAP	$2,789	$2,520	$32,689	$24,313
Interest expense	1,287	1,988	6,500	9,763
Income tax expense	1,491	2,025	9,450	10,329
Adjusted Income – non GAAP	5,567	6,533	48,639	44,405
Depreciation and amortization expense	4,328	4,494	17,445	18,369
Impairment of long-lived assets	--	680	7	2,063
Non-cash restructuring charges	--	--	--	210
Stock based compensation	471	457	1,900	1,816

Adjusted EBITDA – non GAAP	10,366	12,164	67,991	66,863

Permitted add backs on debt covenants:
Loss on sale of property and equipment	--	--	--	144
Proforma effect of acquisitions and asset sales	--	432	672	432
Acquisition integration and restructuring expenses	80	--	80	2,182
Adjusted EBITDA for covenant compliance – non GAAP	10,446	12,596	68,743	69,621

Acquisition integration and restructuring expenses	351	219	2,106	3,468
Business and systems integration expenses	1,239	110	2,693	110
Proforma effect of acquisitions and asset sales	--	(432)	(672)	(432)
Multiemployer pension plan withdrawal (income) expense	--	--	(200)	1,800
Indemnity settlement income	--	--	--	(4,986)
Foreign exchange loss	501	1,817	990	1,402
Remediation and related expenses	--	--	--	2,455

Management adjusted EBITDA –non GAAP	$12,537	$14,310	$73,660	$73,438

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.